Exhibit (10)AA

May 21, 2014

Gregg Steinhafel

Re:    Advisory Period

Dear Gregg:

This letter establishes the terms of your employment with Target while you are serving in an advisory capacity.

Effective May 5, 2014 through a date no later than August 23, 2014 (the “Advisory Period”), you will provide services as requested by the Board to assist with the transition of your responsibilities as President and Chief Executive Officer. Either you or Target may move the last day of the Advisory Period to an earlier date by providing ten days’ written notice to the other party.

During the Advisory Period, you will receive the same base compensation that was in effect on the date you stepped down as President and CEO.

In addition, your age and service with Target allow you to remain eligible for a fiscal 2014 short-term incentive payout opportunity under Target’s Short-Term Incentive Plan. Such bonus opportunity will be based on the bonus program terms in effect on the date you stepped down as President and CEO, and will be calculated using Target’s actual financial performance for fiscal 2014. The bonus amount, if any, will be prorated based on the length of your 2014 employment, which will include the Advisory Period. Any such bonus will be paid after completion of fiscal 2014 in accordance with Target’s customary practice. As stated in Target’s Short-Term Incentive Plan brochure, you need not be employed at the time of bonus payment or otherwise in order to be eligible for bonus compensation under the Short-Term Incentive Plan.

Please let me know if you have any questions about this matter.

Sincerely,

/s/ Jodee Kozlak

Jodee Kozlak
Executive Vice President, Human Resources
Target Corporation